AGREEMENT
                           AND PLAN OF REORGANIZATION

                                      among

                                 CNE GROUP, INC.
                            CNE ACQUISITION CORP. ll

                  Econo-Comm, Inc. D/B/A Mobile Communications

                                     and the

                        Stockholders of Econo-Comm, Inc.

                                      dated

                                 April 22 , 2003

                                TABLE OF CONTENTS

1. Recitals.................................................................  5
2. Merger...................................................................  5
   (a)  The Merger..........................................................  5
   (b)  Effective Time......................................................  6
   (d)  Effects of the Merger...............................................  6
   (e)  Certificates of Incorporation, Bylaws and Name......................  6
   (f)  Directors...........................................................  6
   (g)  Officers............................................................  6
   (h)  Conversion of CNE, Merger Sub and Target Securities.................  6
   (i)  Exchange  Procedures................................................  7
   (j)  No further ownership rights in Target Common Stock..................  7
   (k)  Stock Transfer Books................................................  8
   (l)  Approval of Merger and declaration of Appraisal Rights..............  8
3. Representations and Warranties Concerning the Transaction................  8
   (a)  Representations and Warranties of Target Shareholders...............  8
   (b)  Representations and Warranties of CNE............................... 10
4. Pre-Closing Covenants.................................................... 13
   (a)  General............................................................. 13
   (b)  Notices and Consents................................................ 13
   (c)  Operation of Business............................................... 14
   (d)  Preservation of Business............................................ 14
   (e)  Full Access......................................................... 14
   (f)  Notice of Developments.............................................. 14
5. Post-Closing Covenants................................................... 14
   (a)  General............................................................. 14
   (b)  Litigation Support.................................................. 14
   (c)  Transition.......................................................... 15
   (d)  Confidentiality..................................................... 15
   (e)  Covenant Not to Compete............................................. 15
   (f)  CNE Shares.......................................................... 15
6. Conditions to Obligation to Close........................................ 16
   (a)  Conditions to Obligation............................................ 16
   (b)  Conditions to Obligation of the Shareholders........................ 17
7. Termination.............................................................. 19
   (a)  Termination of Agreement............................................ 19
   (b)  Effect of Termination............................................... 19
   (c)  Survival............................................................ 19
8. Miscellaneous............................................................ 19
   (a)  Nature of Certain Obligations....................................... 19
   (b)  Press Releases and Public Announcements............................. 20
   (c)  No Third-Party Beneficiaries........................................ 20
   (d)  Entire Agreement.................................................... 20
   (e)  Succession and Assignment........................................... 20


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


(f)Counterparts...............................................................20
(g) Headings and Gender references............................................20
(h)Notices....................................................................20
(i)Governing Law..............................................................20
(j)Amendments and Waivers.....................................................21
(k)Expenses...................................................................21
(l)Construction...............................................................22
(m)Incorporation of Exhibits....................................................


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


Signatures    ................................................................22


Exhibit A         Owners of Shareholders Shares
Exhibit B         Econo-Comm, Inc. Financial Statements
Exhibit C         Econo-Comm, Inc. Title to Property
Exhibit D         Econo-Comm, Inc. Litigation
Exhibit E         Econo-Comm, Inc. Income Tax Returns
Exhibit F         Econo-Comm, Inc. Withholding Tax Statements
Exhibit G         Certificates of Designation of Series C Preferred Stock of CNE
Exhibit H         CNE Financial Statements
Exhibit K         CNE Income Tax Returns
Exhibit L         CNE  Tax Claims
Exhibit M         Escrow Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (this "Agreement"), dated as of the 22nd day of April, 2003 is among CNE GROUP, INC., a Delaware corporation ("CNE"), CNE ACQUISITION CORP II., a Florida corporation and a wholly owned subsidiary of CNE ("Merger Sub"), each with an office at 200 West 57th Street, Suite 1103, New York, New York 10019, Econo-Comm, Inc. D/B/A Mobile Communications, a Florida corporation (the "Target"), a Florida corporation, ("Target"), with an office at 3733 NW 16th Street, Lauderhill, FL 33311, and the persons listed on the signature pages hereof under the caption "Shareholders" (hereinafter defined as the "Shareholders").

                                    RECITALS:

WHEREAS, the parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which Target will merge with and into Merger Sub on the terms and subject to the conditions set forth herein (the "Merger");

WHEREAS, the respective Boards of Directors of CNE, Merger Sub and Target have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth;

WHEREAS, the Shareholders own an aggregate of 100 shares of Target common stock, par value $1.00 (the "Target Common Stock"), which represents 100% of the outstanding Target Common Stock and each Target Stockholder will agree, subject to the terms and conditions of this Agreement, to vote his or her shares of Target Common Stock to approve the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify to the extent possible as a reorganization described in Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Recitals The recitals are hereby incorporated herein and made a part hereof.

2.   Merger

     a. The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Florida General Corporation Law (the "FGCL"), Target shall be merged with and into Merger Sub. Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Target shall cease.

     b. Effective Time. As soon as practicable after the Closing, the parties hereto will file with the Secretary of State of the State of Florida, a certificate of merger in such form as required by,



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

     and executed in accordance with, the relevant provisions of the corporation law of such state. The effective time of the filing of the certificate of merger with the Secretary of State of the State of Florida is the "Effective Time."

     c. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of CNE concurrently with the merger of Merger Sub and Target and shall be on or before April 30, 2003. The date on which the Closing occurs is herein referred to as the "Closing Date."

     d. Effects of the Merger. The Merger shall have the effects set forth in the FGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     e. Certificate of Incorporation, Bylaws and Name. The Certificate of Incorporation of Merger Sub in effect at the Effective Time amended to change the corporate name to Econo-Comm, Inc. shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law. The trade name Mobile Communications shall be concurrently registered for the Surviving Corporation in Florida.

     f. Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving
     Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     g. Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     h. Conversion of CNE, Merger Sub and Target Securities.

          (i) At the Effective Time, each outstanding share of the common stock $1.00 par value per share, of Target shall, by virtue of the Merger and without any action on the part of CNE or Merger Sub, be converted into fully paid and non-assessable securities of CNE as described below;

          (ii)  each  share  of  Target  Common  Stock  issued  and  outstanding immediately prior to the Effective Time that shall be owned by a Shareholder shall, by virtue of the Merger and without any action on the part of CNE, Merger Sub, Target or any holder thereof, be converted into and be exchangeable for the right to receive 48,679.38 newly issued fully paid and non-assessable non-voting shares of CNE's $0.00001 par value Series C Preferred Stock with no liquidating preference and a stated value of $1.00 per share ("the Stated Value"). An aggregate of 4,867,938 shares of Series C Preferred Stock shall be issued pursuant to this Paragraph 2(h)(ii). At CNE's option, CNE may redeem all, but not any part, of the then outstanding Series C Preferred Stock after 60 months from the date of issuance, for a period of six months thereafter, (the "Redemption Period"). Each share of Series C Preferred Stock shall be redeemed, at the Company's option, for (i) cash, as set forth in the certificate of Designations for the Series C Preferred Stock;
     (ii) one share of the Company's Common Stock subject to adjustment for any forward or reverse stock splits that occurred subsequent to the Closing Date; (iii) shares of CNE'S Class E 10% Cumulative Preferred Stock (the "E Preferred Stock") having an aggregate stated value of Seven Million, One Hundred and Fifty Three Thousand Nine Hundred and Seventy Seven ($7,153,977) Dollars, with quarterly dividend payments and, under certain circumstances as provided in the E Preferred Stock Certificate of Designations, be granted certain voting rights. To the extent that the Company shall determine not to redeem shares of Series C Preferred Stock during the Redemption Period, the Series C Preferred Stock then remaining outstanding shall thereafter bear a 12% cumulative dividend, payable quarterly in cash. In the event that the Company shall fail to pay two consecutive quarterly dividends (a "Dividend Payment Failure"), the holders of a majority of the then outstanding shares of Series C Preferred Stock shall have the right to elect the majority of the Company's directors until the Dividend Payment Failure shall have been cured. If, during the period prior to the Company curing a Dividend Payment Failure, the holders of the Company's Series A Preferred Stock (the "Series A Preferred Stock") shall obtain the right to elect the majority of the Company's directors as the result of a Dividend Payment Failure as defined in the Certificate of Designations for the Series A Preferred Stock, then the holders of a majority of the shares of the A Preferred Stock and the Series C Preferred Stock shall have the right, voting as a single class, to elect the majority of the Company's directors until the Dividend Payment Failure of the applicable Class of Preferred Stock shall have been paid. A copy of the Series C Preferred Stock Certificate of Designations is attached hereto as Exhibit G. In addition, the Series C Preferred Stock shall be issued together with the Company's Class C Warrants, each Warrant to purchase one share of Common Stock, initially, at the higher of the average closing price of CNE Common Stock on the AMEX for the ten (10) trading days preceding the Closing or at $1.00 per share, at the rate of one Warrant for each share of Series C Preferred Stock. The Series C Preferred Stock and the lass C Warrants attached thereto shall not detachable from each other or separately transferable for 66 months after the issuance thereof and the certificates representing the shares of Series C Preferred Stock issued to the holder thereof shall bear an appropriate legend reflecting this restriction.

i.   Exchange Procedures.

     (i) The Surviving Corporation will act as exchange agent in connection with the Merger.

     (ii) At the Closing the Target Stock Holders shall deliver to the Surviving Corporation, acting as transfer agent, their certificates representing Target Common Stock in exchange for receiving the Series C Preferred Stock and the Class C Warrants. CNE shall make available for exchange in accordance with this Section 2.i certificates representing Series C Preferred Stock and the Class C Warrants issuable pursuant to Section 2 h. Upon surrender of the certificates formerly representing shares of Target Common Stock owned by each Target Stock Holder (the "Certificates"), such Target Stock Holder shall be entitled to and shall receive in exchange therefore the shares of Series C Preferred Stock and the Class C Warrants as set forth in Exhibit A hereto. ). Anything to the contrary not withstanding, the Target Stockholders agree that at the Closing an aggregate of One Million (1,000,000) shares of the C Preferred Stock and a like number of C Warrants issuable to them in exchange for




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     their shares of Target Common Stock as provided herein,  shall be delivered to Lawrence D. Greenberg, Esq., as escrow agent, to be held in escrow pursuant to the terms of the escrow agreement (the "Escrow Agreement"), dated as of the date hereof, which is being executed by all parties hereto and is appended hereto as Exhibit M.

j. No Further Ownership Rights in Target Common Stock. All CNE Securities issued upon conversion of Target Common Stock in accordance with the terms of this
Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to Target Common Stock.

k. Stock Transfer Books. The stock transfer books of Target shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target. On or after the Effective Time, any Certificates presented to the Surviving Corporation or CNE for any reason shall be converted into Series C Preferred Stock with respect to Target Common Stock formerly represented thereby at the rat the rate of one share of Series C Preferred Stock for one share of Target Common Stock.

l. Approval of Merger and declaration of Appraisal Rights. This executed Agreement shall constitute agreement and acknowledgment of each of the Shareholder to (a) vote his shares of Target Common Stock to approve the Merger and (b) decline any appraisal rights under Sections 607.1302 and 607.1320 FGCL . By executing this Agreement, the Shareholders acknowledge receipt of written notice of appraisal rights and a copy of Sections 607.1302 and 607.1320 of FGCL at least 10 days prior to the date of executing this Agreement.

3.   Representations and Warranties Concerning the Transaction

a)Representations  and  Warranties  of Target and the  Shareholders  Each of the
-------------------------------------------------------------------
Shareholders and Target represents and warrants to CNE that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date with respect to himself.

          (i) Authorization of Transaction. Target and each of the Shareholders has full power and authority to execute and deliver this Agreement and to perform his and its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder and Target, enforceable in accordance with its terms and conditions. Neither the Shareholders nor Target need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which he is bound or to which any of his assets is subject.

          (iii) Brokers' Fees. The Shareholder has no liability or obligation to pay any fees or


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

          commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CNE could become liable or obligated.

          (iv) Investment. The Shareholder (A) understands that CNE Shares are not being registered under the Securities Act, but are being issued, offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring CNE Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning CNE and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding CNE Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding CNE Shares, and (F) is an Accredited Investor.

          (v) Target Shares. The Shareholder holds of record and owns beneficially the number of Target Shares set forth next to his name in Exhibit A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

          (vi) Financial Statements Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets, profit and loss statements and statements of cash flows for the fiscal years ended December 31, 2001 and December 31, 2002. The Financial Statements present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods and they have been prepared in accordance with GAAP.

          (vii) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and until the Closing Date, unless specifically and identifiably disclosed in the Most Recent Financial Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target.


          (viii) Title to Property. Except as set forth on Exhibit "C", Target has good and marketable title to all the real property and good and valid title to all other property included in the Target Financial Statements other than property disposed of in the ordinary course of business after said date. Except as set forth in Exhibit "C", the properties of Target are not subject to any mortgage, encumbrance or lien of any kind except minor encumbrances which do not materially interfere with the use of the property in the conduct of the Target Business.


          (ix) Litigation. Except as set forth in Exhibit "D." Target is not involved in any pending litigation or governmental investigation or proceeding and to the best of Target and to the best of the Shareholder's knowledge, no material litigation, claim, assessment or governmental investigation or proceeding is threatened which might reasonably be expected to result in any material change in the business or condition, financial or otherwise, of Target or in any of its properties or assess or which might reasonably be expected to result in any material liability on the part of Target or which questions the validity of this Agreement or which would, in the case of officers, directors or employees of Target, impair their ability to carry out their duties as such officers, directors, or employees now or in the future, or which might reasonably be expected to otherwise adversely effect Target or CNE, or of any action taken or to be taken pursuant to or in connect on with the provisions of this Agreement. The Shareholder represents that it is not involved in any pending material litigation or governmental investigation or proceeding which would to the best of their knowledge and information, affect their ownership of the Target Shares or their ability to enter into this Agreement or to carry out its terms and conditions. The Shareholder further covenants that to the best of their knowledge and information, no such material litigation, claim, assessment or governmental investigation or proceeding of any kind exists or is threatened.


          (x) Tax Returns and Payments. Except as set forth in Exhibit "E", Target has filed all federal, state, local or foreign tax returns or reports required to be filed under applicable law, and is not in default with respect to the payment of any taxes, assessments, fees or other governmental charges (U.S., foreign, state, local or other) upon it or upon any of its properties, assets, income or franchises which are due and payable. The reserves, on its books and financial statements in respect of taxes for which it is or may be liable for all fiscal periods to date are adequate. Target's federal income tax returns for all taxable years including those ended December 31, 1999, December 31, 2000 and December 31, 2001 have not been audited by the IRS. No deficiency or other adjustment with regard to the aforementioned returns is claimed by the IRS; nor is Target in receipt from the IRS of a notice of intention to audit nor is there any ongoing audit by the IRS in progress relating to the same and no waiver of assessment is outstanding. Except as set forth in Exhibit "F" hereto, Target has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving authority as required.


               (i) There is no claim against Target for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Target, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Exhibit F

(ii) Except as set forth in Exhibit F, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Target, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Target. The total amounts set up as liabilities for current and deferred Taxes in the December 30, 2002 Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to Target up to and through the periods covered thereby.

          (b)  Representations  and  Warranties  of CNE and  Merger  Sub CNE and
               ---------------------------------------------------------
          Merger Sub represents and warrants to the Shareholders that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          (i) Organization of CNE and Merger Sub. CNE and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of Delaware and Florida, respectively.

          (ii) Authorization of Transaction. CNE and Merger Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CNE and Merger Sub, enforceable in accordance with its terms and conditions. CNE and Merger Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement or, if needed will be obtained by the Closing Date.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CNE or Merger Sub is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CNE or Merger-Sub is a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees. CNE has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

          (v) Investment. CNE understands that the Target Shares are not being registered under the Securities Act, but are being issued, offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares, and (F) is an Accredited Investor or otherwise is a proper person to acquire the Target Share.

          (vi) Financial Statements Attached hereto as Exhibit H are the following financial statements (collectively the "Financial Statements"): Form 10KSB for the fiscal year ended December 31, 2001 and Form 10QSB for the Nine Months Ended September 30, 2002 present fairly the financial condition of CNE as of such dates and the results of operations of CNE for such periods and are prepared in accordance with GAAP.

          (vii) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and until closing date, unless specifically and identifiably disclosed in with the SEC, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of CNE or is subsidiaries.


          (viii) Title. Except as set forth in filings with the SEC, CNE and its subsidiaries have good and marketable title to all the real property and good and valid title to all other property included in CNE Financial Statements. Except as set forth in SEC filings, the properties of CNE and its subsidiaries are not subject to any mortgage, encumbrance or lien of any kind.


          (ix) Litigation. Except as set forth in filings with the SEC, neither CNE nor any of its subsidiaries is involved in any pending litigation or governmental investigation or proceeding and to the best of CNE's knowledge, no material litigation, claim, assessment or governmental investigation or proceeding is threatened which might reasonably be expected to result in any material change in the business or condition, financial or otherwise, of CNE or in any of its properties or assess or which might reasonably be expected to result in any material liability on the part of CNE or which questions the validity of this Agreement or which would, in the case of officers, directors or employees of CNE, impair their ability to carry out their duties as such officers, directors, or employees now or in the future, or which might reasonably be expected to otherwise adversely effect CNE, or of any action taken or to be taken pursuant to or in connect on with the provisions of this Agreement. CNE represents that it is not involved in any pending material litigation or governmental investigation or proceeding which would to the best of their knowledge and information, affect their ability to issue CNE Shares or their ability to enter into this Agreement or to carry out its terms and conditions. CNE further covenants that to the best of its knowledge and information, no such material litigation, claim, assessment or governmental investigation or proceeding of any kind exists or is threatened.


     (x)  Tax Returns and Payments.

          (A) Except as set forth in Exhibit K (and except for filings and payments of assessments the failure of which to file or pay will not materially adversely affect CNE), to the knowledge of the CNE (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to CNE have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to CNE have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (B) There is no claim against CNE for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to CNE, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Exhibit L
                              ---------

          (C) Except as set forth in Exhibit L, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to CNE, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to CNE. The total amounts set up as liabilities for current and deferred Taxes in the Interim Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to CNE up to and through the periods covered thereby.

     (xi) SEC Documents. CNE has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the Securities Act and the Exchange Act (the "SEC Documents"), and during the twelve (12) calendar months prior to the Effective Time all such SEC Documents have been filed in a timely manner. The SEC Documents have complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of CNE included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial condition of CNE as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). CNE has not received notification from the Commission, the AMEX and/or any federal or state securities bureaus that any investigation (informal or formal), inquiry or claim is pending, threatened or in process against CNE and/or relating to any of CNE's securities.

     (xii) Merger Sub. Merger Sub is a corporation duly incorporated under the laws of the State of Florida, is validly existing and in good standing under such laws and is a wholly-owned subsidiary of CNE. Merger Sub has no assets, liabilities or obligations and has engaged in no business except as contemplated by this Agreement.

4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General.  Each of the Parties will use his or its reasonable  best
              -------
          efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

          (b) Notices and  Consents  The  Shareholders  will cause the Target to
              ---------------------
          give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that CNE reasonably may request in connection with the matters referred to in this agreement.

          (c) Operation of Business.  The Shareholders  will not cause or permit
              ---------------------
          the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit the Target to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

          (d) Preservation of Business.  The Shareholders  will cause the Target
              ------------------------
          to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e)  Full  Access.  Each  of the  Shareholders  will  permit,  and the
               ------------
          Shareholders will cause the Target to permit, representatives of CNE to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. CNE will treat and hold as such any Confidential Information it receives from any of the Shareholders and the Target in the course of the reviews contemplated by this ss.4(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Shareholders and the Target, all tangible embodiments (and all copies) of the Confidential Information which are in its possession and delete any electronically, digitally or computer saved confidential information.

          (f) Notice of Developments The  Shareholders  will give prompt written
              ----------------------
          notice to CNE of any material adverse development causing a breach of any of the representations and warranties in ss.3 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 above.


5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

          (a) General.  In case at any time after the Closing any further action
              -------
          is necessary to carry out the purposes of this Agreement each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Shareholders acknowledge and agree that from and after the Closing CNE will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

          (b)  Litigation  Support.  In the  event  and for so long as any Party
               -------------------
          actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

          (c)  Transition  No Party will take any  action  that is  designed  or
               ----------
          intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing, except as CNE and Shareholders may agree.

          (d)  Confidentiality.  Each of the  Parties  will  treat  and  hold as
               ---------------
          confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Party (or Target) from which it was obtained or destroy, at the request and option of the Party (or Target) from which it was obtained, all tangible embodiments, and all electronically, digitally or computer saved confidential information (and all copies) of the Confidential Information which are in his possession. In the event that any of the Parties (or Target) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will promptly notify the other Parties (or the Shareholders will cause the Target to promptly notify all the Parties if such request or requirement is directed to Target) of the request or requirement so that CNE may seek an appropriate protective order or waive compliance with the provisions of this ss.5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties (or Target) is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party (or Target) may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party (or Target) shall use his reasonable best efforts to obtain, at the reasonable request of any of the other Parties (or Target), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such Party (or Target) shall designate.

          (e)  Covenant  Not to  Compete.  For a period of three  years from and
               -------------------------
          after the Closing, none of the Shareholders will engage directly or indirectly in any business that the Target conducts as of the Closing Date in the State of Florida; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed or, if appealed, when the appellate decision and any further decision pursuant thereto, becomes final. Nothing herein shall limit the ability of any Shareholder (or target) to participate with or in the business and operation of Econo-Comm, Inc. d/b/a Mobile Communications.

          (f) CNE Shares. Each certificate representing CNE Shares will be imprinted with a legend substantially in the following form:

               The securities evidenced by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933 (the "Securities Act"), in reliance on certain exemptions contained therein, or under the Securities Act of any State (the "State Acts") in reliance on certain exemptions contained in the Securities Act. These securities may not be sold, transferred or otherwise disposed of except in a transaction (a) registered under the Securities Act or exempt from registration thereunder and registered under the State Acts or exempt from registration thereunder, or (b) otherwise in compliance with the Securities Act and the State Acts.

6. Conditions to Obligation to Close.

     (a)  Conditions to  Obligation of CNE. The  obligation of CNE to consummate
          --------------------------------
     the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) the Target shall have procured all of the material third party consents specified in ss.3(a) above;

          (iv) Except for any action brought by CNE, it's assignees, successors, or on behalf of any of them, no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of CNE to own the Target Shares and to control the Target, or (D) affect materially and adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (vi) appropriate action shall been taken by Shareholders to have the board of directors of the Target to be appointed by CNE.

          (viii) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CNE.


          (ix) CNE shall have received the favorable opinion of counsel addressed to CNE and dated the Closing Date, in form and substance reasonably satisfactory to CNE with respect to the following matters:

     a) Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of Florida and have all the requisite power and authority to own and operate their respective assets and business.

     b) Capacity of and Execution by the Shareholders. The Shareholders have full legal power and capacity to execute and deliver certificates representing the Target Shares owned by the Shareholders and full legal power to sell the Target Shares to CNE in accordance with this Agreement. Without limiting the generality of the foregoing, no authorization, consent or approval or other order or action of or filing with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Shareholder of this Agreement or the Shareholder consummation of the transactions contemplated hereby, and transfer and delivery of the Target Shares to be transferred by the Shareholder to CNE hereunder, in accordance with this Agreement, will vest good title to the Target Shares to CNE free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

     (c) Common Stock. The capital stock of Target and the number of shares issued and outstanding immediately prior to the Closing Date, all of which were duly authorized, issued and outstanding, are issued and non-assessable of common stock of such corporation.

     (d) Corporate Action. All necessary corporate proceedings, including appropriate action by the officers and directors of Target, to approve this Agreement and the execution, delivery and performance thereof and all other proceedings required by law or by the provisions of this Agreement have been taken, and the Shareholder has full power, right and authority to enter into this Agreement and to carry out the terms thereof without further action.

     (e) Suits, Actions or Proceedings. To the best knowledge of such counsel, except as herein indicated, there are no suits, actions, claims or proceedings pending or threatened against Target and /or its officers and directors that would subject CNE to any claim, order, judgment, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of such counsel, is any investigation pending or threatened against Target.


CNE may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the  Shareholders.  The  obligation of the
          ---------------------------------------------
     Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) CNE shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) Except for any action brought by Shareholders, their assignees, successors, or on behalf of any of them, no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);


          (iv) All actions to be taken by CNE in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.


          (v) The Shareholders shall have received the favorable opinion of CNE' counsel addressed to the Shareholders and dated the Closing Date with respect to the following matters:

     (a) Organization. CNE and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Delaware and Florida respectively and have all the requisite power and authority to own and operate their respective assets and business if any.

     (b) Common Stock. The capital stock of CNE and Merger Sub and the number of shares issued and outstanding immediately prior to the Closing Date, all of which were duly authorized, issued and outstanding, are issued and non-assessable of common stock of such corporations.

     (c) Preferred Stock. The preferred stock of CNE none of which is outstanding immediately prior to the Closing Date, all of which were duly authorized.

     (d) Corporate Action. All necessary corporate proceedings, including appropriate action by the officers and directors of CNE and Merger Sub, to approve this Agreement and the execution, delivery and performance thereof and all other proceedings required by law or by the provisions of this Agreement have been taken, and CNE and Merger Sub have full power, right and authority to enter into this Agreement and to carry out the terms thereof without further action.

     (e) Suits, Actions or Proceedings. To the best knowledge of such counsel, except as indicated herein or in the documents filed by CNE with the Commission, there are no suits, actions, claims or proceedings pending or threatened against CNE or Merger Sub and / or its officers and directors that would subject CNE or Merger Sub to any claim, order, judgment, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of such counsel, is any investigation pending or threatened against CNE or Merger Sub.

     The Shareholders may waive any condition specified in this ss.6(b) if they execute a writing so stating at or prior to the Closing.

     (c)  Survival.  The  representations  and  warranties  of the Parties shall
          --------
     expire at the Closing, except for those contained in ss.3, which shall continue in full force and effect, subject to any applicable statutes of limitation.

7. Termination

     (a)  Termination  of Agreement  The indicated  Parties may  terminate  this
          -------------------------
     Agreement as provided below:

          (i) CNE and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) CNE may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (A) in the event Target or any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CNE has notified the Shareholders' Representative of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2003, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from CNE itself breaching any representation, warranty, or covenant contained in this Agreement);

          (iii) the Shareholders may terminate this Agreement by giving written notice to CNE at any time prior to the Closing (A) in the event CNE has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified CNE of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2002, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from any of the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement); and

     (b) Effect of Termination If any Party  terminates this Agreement  pursuant
         ---------------------
     to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(d) above shall survive termination.

8. Miscellaneous

     (a)  Nature of Certain Obligations
          -----------------------------
         l

          (i) The representations, warranties and covenants of each of the Shareholders concerning the transfer of his Target Shares to CNE in ss.3(a) iv above are several obligations in his Target Share
          Proportion. This means that the particular Shareholder making the representation, warranty, or covenant will be solely and not jointly responsible for any adverse consequences CNE may suffer as a result of any breach thereof.

          (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Shareholder and Target will be responsible for the entirety of any adverse consequences CNE may suffer as a result of any breach thereof, although any Shareholder who makes any payment or undertakes any actions in satisfaction of Adverse Consequence to CNE to an extent greater than his Target Share Proportion shall be entitled to recover from the other Shareholders so that all the Shareholders making payments or undertaking actions to settle Adverse Consequences will do so in proportion to their Target Share Proportions to the extent feasible.

          (iii) CNE will be responsible for any Adverse Consequences resulting from its breach of any of its representations, warranties and covenants in this Agreement.

(b) Press  Releases  and Public  Announcements.  No Party  shall issue any press
    ------------------------------------------
release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of CNE and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities, if any (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or
    ----------------------------
remedies upon any Person other than the Parties and their respective heirs, personal representatives, successors and permitted assigns.

(d) Entire  Agreement.  This  Agreement  (including  the  documents  referred to
    -----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to
    -------------------------
the benefit of the Parties named herein and their respective heirs, personal representatives, successors and permitted assigns.

(f)  Counterparts.  This Agreement may be executed in one or more  counterparts,
     ------------
each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)  Headings  and Gender  References.  The section  headings  contained in this
     --------------------------------
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Words of any gender herein shall include all other genders, to the extent appropriate.

(h) Notices. All notices,  requests,  demands,  claims, and other communications
    -------
hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Shareholders:    Thomas Sullivan   & Gary Eichsteadt
                                     Econo-Comm, Inc.
                                     3733 NW 16th Street
                                     Lauderhill, FL 33311

          If to CNE:                 Michael J. Gutowski
                                     CNE
                                     3733 NW 16th Street
                                          Lauderhill, FL 33311

                                              and

                                     George W. Benoit
                                     200 West 57th Street
                                     Suite 1103
                                     New York, New York 10019


          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder, or copies thereof, are to be delivered by giving the other Parties notice in the manner herein set forth.

          (i) Governing Law. This  Agreement  shall be governed by and construed
              -------------
          in accordance with the law of the State of Florida applicable to contracts executed and delivered by residents of Florida, and fully to be performed, in Florida.

          (j)  Amendments  and Waivers.  No  amendment of any  provision of this
               -----------------------
          Agreement shall be valid unless the same shall be in writing and signed by CNE and each of the Shareholders that is to be bound by the amendment. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Expenses. Each of the Parties will bear his own costs and expenses
              --------
          (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that CNE upon a successful closing will bear the cost of obtaining the Audited Statements. The Shareholders agree that the Target has not borne and will not bear any of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          (l)  Construction.  The  Parties  have  participated  jointly  in  the
               ------------
          negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.


          (m)  Incorporation  of  Exhibits  The  Exhibits   identified  in  this
               ---------------------------
          Agreement are incorporated herein by reference as if set forth in full at this place.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


CNE Acquisition, Corp. ll                       CNE GROUP, INC.



By:                                             By:___________________
   ------------
    George Benoit                                  George Benoit, CEO
Title: CEO


_____________________
                                                          ----------------------
Thomas Sullivan                                           Gary Eichsteadt


Econo-Comm, Inc.


By: _____________
     Gary Eichsteadt
Title: President